Exhibit 5.1
September 12, 2006
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
EOP Operating Limited Partnership
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
     Re: $1,500,000,000 aggregate principal amount of 4.00% Exchangeable Senior Notes due 2026
     Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), and EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $1,500,000,000 aggregate principal amount of 4.00% Exchangeable Senior Notes due July 15, 2026 (the “Notes”) issued by the Partnership, (ii) the common shares of beneficial interest of the Company issuable upon exchange of the Notes (the “Shares”), and (iii) the full and unconditional guarantee of the Notes by the Company, sole general partner of the Partnership (the “Guarantee”). The Company is a co-obligor of the Notes. The Notes were issued under the Indenture, dated as of August 29, 2000, between the Partnership and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 18, 2001, and the Second Supplemental Indenture, dated as of June 27, 2006, among the Partnership, the Company and the Trustee.

EOP Operating Limited Partnership
September 12, 2006

     In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture and the Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     For purposes of this opinion letter, we have assumed that (i) the Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland, (ii) the Company has the requisite power and authority to execute and deliver the Indenture, (iii) the Indenture has been duly authorized, executed and delivered by the Company and (iv) the Company has legally obligated itself with respect to the Notes and legally issued the Guarantee.
     Based on the foregoing, we are of the opinion that:
     1.     The Partnership is duly formed and validly existing under the laws of the State of Delaware.
     2.     The Notes have been legally issued by the Partnership and constitute binding obligations of the Partnership and the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).
     3.     The Guarantee constitutes a binding obligation of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).
     This opinion letter is limited to the Delaware Revised Uniform Partnership Act, the laws of the State of New York and the federal laws of the United States of America.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Notes or the Shares.
     We note that Venable LLP, Maryland counsel to the Company, has delivered to the Company its opinion letter concurrently herewith, which addresses among other things, the legality of the Notes, the Guarantees and the Shares.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,
/s/ Sidley Austin LLP